EXHIBIT 10.3

PINNACLE ENTERTAINMENT, INC.

DIRECTORS DEFERRED COMPENSATION PLAN

THIS PINNACLE ENTERTAINMENT, INC. DIRECTORS DEFERRED COMPENSATION PLAN (the “Plan”) is adopted as of the Effective Time (as defined below) by Pinnacle Entertainment, Inc., a Delaware corporation (the “Corporation” and, prior to the Effective Time, known as PNK Entertainment, Inc.), as follows:

RECITALS

WHEREAS, on July 20, 2015, Pinnacle Entertainment, Inc. (“PropCo”) entered into an Agreement and Plan of Merger with Gaming and Leisure Properties, Inc. (“GLPI”), and certain other parties, pursuant to which PropCo will become a subsidiary of GLPI (the “Merger”), and, immediately prior to the consummation of the Merger, PropCo will separate its operations business and certain of its real property into the Corporation, a new public company (the “Distribution,” and the effective time of the Distribution, the “Effective Time”), which shall continue to conduct the operations previously conducted by PropCo;

WHEREAS, on April 28, 2016, PropCo and the Corporation entered into an Employee Matters Agreement (the “EMA”) pursuant to which, and contingent on the consummation of the Distribution, those assets and liabilities under the Amended and Restated Pinnacle Entertainment, Inc. Director Deferred Compensation Plan, as amended (the “Prior Plan”), that are not retained by PropCo pursuant to the EMA shall be assumed by the Corporation (the “Assumed Rights”); and

WHEREAS, effective as of the consummation of the transactions contemplated by the Agreement and Plan of Merger, PropCo terminated the Prior Plan.

NOW, THEREFORE, effective as of the Effective Time, Pinnacle hereby establishes the Plan as follows:

1. Eligibility. Each member of the Board of Directors of the Corporation (the “Board”) is eligible to participate in the Plan, including, each director of PropCo who was eligible to participate in the Prior Plan as of the Effective Time.

2. Participation.

(a) Time of Election. Before the beginning of a calendar year, each eligible Director may elect to participate in the Plan by directing that all or any part of the compensation (including fees payable for services as chairman or a member of a committee of the Board) which otherwise would have been earned currently for services rendered as a Director (“Compensation”) during such calendar year shall be credited to a deferred compensation account (the “Director’s Account”); provided, however, that the Director may elect to defer only Compensation earned from and after the first day of the calendar year or after a specified date that is later than the first day of the calendar year. Any person who shall become a Director during any calendar year, and who was not a Director of the Corporation before the beginning of such calendar year, may elect, within

30 days after the Director’s term begins, to defer payment of all or any part of the Director’s Compensation earned during the remainder of such calendar year from and after the date of such election, or, if the election so provides, earned after a specified date that is later than the date of the election. As of the Effective Time, each such election under Prior Plan shall be deemed to be made under this Plan.

(b) Form and Duration of Election. An election to participate in the Plan shall be made by written notice signed by the Director and filed with the Secretary of the Corporation only at the times specified in Section 2(a). Such election shall specify the amount of the Director’s Compensation to be deferred and specify an allocation of the deferred Compensation between cash and “Shares” as herein provided. For purposes of this Plan, “Shares” shall mean shares of the common stock of the Corporation. Any such election shall be irrevocable once made with respect to the calendar year for which it is made; amounts credited to the Director’s Account with respect to such calendar year shall be credited and distributed in accordance with such election and with the terms of the Plan notwithstanding any later change, termination or renewal of an election with respect to later calendar years. An election made with respect to a calendar year shall continue in effect for later calendar years unless and until the Director changes or terminates the election by signed written notice filed with the Secretary of the Corporation. Any such change or termination shall become effective with respect to Compensation earned from and after the first day of the calendar year following the calendar year in which such notice is given, or, at the election of the Director as set forth in such notice, effective only with respect to Compensation earned after a specified date that is later than the first day of the calendar year following the calendar year in which such notice is given.

(c) Renewal. A Director who has terminated his election to participate may thereafter file another election to participate for the calendar year subsequent to the filing of such election in accordance with the requirements of Section 2(a) hereof.

3. The Director’s Account. All compensation which a Director has elected to defer under the Plan shall be credited, at the Director’s election, to the Director’s Account as follows:

(a) As of the date the Director’s Compensation would otherwise be payable, the Director’s Account will be credited with an amount of cash equal to the amount of such Compensation which the Director elected to defer and to be allocated to cash.

(b) As of the date the Director’s Compensation would otherwise be payable, there shall be credited to the Director’s Account the number of full and fractional Shares obtained by dividing the amount of such Compensation which the Director elected to defer and to be allocated to Shares by the average of the closing price of a Share on the principal stock exchange on which such Shares are then listed, or, if they are not then listed on a stock exchange, the average of the closing price of a Share on the NASDAQ National Market System, on the last ten business days of the calendar quarter or month, as the case may be, for which such Compensation is payable.

(c) At the end of each calendar quarter there shall be credited to the Director’s Account the number of full and/or fractional Shares obtained by dividing the dividends which would have been paid on the Shares credited to the Director’s Account as of the dividend record date, if any, occurring during such calendar quarter if such Shares had been issued and outstanding Shares on such date, by the closing price of a Share on the principal stock exchange on which such Shares are then listed, or, if Shares are not then listed on a stock exchange, the closing price of a Share on the NASDAQ National Market System, on the date such dividend(s) is paid. In the case of stock dividends, there shall be credited to the Director’s Account the number of full and/or fractional shares of Shares which would have been issued with respect to the Shares credited to the Director’s Account as of the dividend record date if such Shares had been shares of issued and outstanding Shares on such date.

(d) No fractional share interests credited to a Director’s Account shall be distributed pursuant to Section 4 hereof. Instead, any fractional Shares remaining at the time the final distribution is made pursuant to Section 4 herein shall be converted into a cash credit by multiplying the number of fractional shares by the average of the closing price of a Share on the principal stock exchange on which Shares are then listed, or, if they are not then listed on any stock exchange, the average of the closing price of a Share on the NASDAQ National Market System, on the last ten business days prior to the date of the final distribution from the Director’s Account.

(e) Cash amounts credited to the Director’s Account pursuant to subparagraphs (a) and (f) shall accrue interest commencing from the date the cash amounts are credited to the Director’s Account at a rate per annum to be determined from time to time by the Board. Amounts credited to the Director’s Account shall continue to accrue interest until distributed in accordance with the Plan.

(f) As of the Effective Time, each Director’s Account shall be credited with the amount of cash and a number of full and fractional Shares covered by the Assumed Rights with respect to such Director.

The Director shall not have any interest in the cash or Shares credited to the Director’s Account until distributed in accordance with the Plan.

4. Distribution from Accounts.

(a) Form of Election. At the time a Director makes a participation election pursuant to Sections 2(a) or 2(c), the Director shall also file with the Secretary of the Corporation a signed written election with respect to the method of distribution of the aggregate amount of cash and Shares credited to the Director’s Account pursuant to such participation election. As of the Effective Time, each such election under Prior Plan shall be deemed to be made under this Plan. A Director may elect to receive such amount in one lump-sum payment or in a number of approximately equal annual installments (provided the payout period does not exceed 15 years). The lump-sum payment or the first installment shall be paid as of the first business day of the calendar quarter immediately following the cessation of the Director’s service as a Director of the Corporation. Subsequent installments shall be paid as of the first business day of each succeeding calendar quarter until the entire amount credited to the Director’s Account shall have been paid. A cash payment will be made with the final distribution for any fraction of a Share in accordance with Section 3(d) hereof.

(b) Adjustment of Method of Distribution. A Director participating in the Plan may, prior to the beginning of any calendar year, file another written notice with the Secretary of the Corporation electing to change the method of distribution of the aggregate amount of cash and Shares credited to the Director’s Account for services rendered as a Director commencing with such calendar year. Amounts credited to the Director’s Account prior to the effective date of such change shall not be affected by such change and shall be distributed only in accordance with the election in effect at the time such amounts were credited to the Director’s Account.

5. Distribution on Death. If a Director should die before all amounts credited to the Director’s Account shall have been paid in accordance with the election referred to in Section 4, the balance in such Account as of the date of the Director’s death shall be paid promptly following the Director’s death to the beneficiary designated in writing by the Director. Such balance shall be paid to the estate of the Director if (a) no such designation has been made, or (b) the designated beneficiary shall have predeceased the Director and no further designation has been made.

6. Withdrawal in the Event of a Financial Emergency. A Director who believes he has experienced a “Financial Emergency” (as defined below) may request in writing a withdrawal of a portion of his Director’s Account to satisfy the emergency. The Board (without the participation of such Director) shall determine, in its sole discretion, (i) whether a Financial Emergency has occurred, and (ii) the amount reasonably required to satisfy the Financial Emergency; provided, however, that the withdrawal shall not exceed the balance in the Director’s Director Account, or the amount the Board (without the participation of such Director) reasonably determines, under Treasury Regulations Section 1.401A-3(j)(3)(ii), to be necessary to meet such emergency needs (including taxes reasonably anticipated to be incurred by reason of a taxable distribution), after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Director’s assets (unless the liquidation of such assets would itself cause severe financial hardship). If, subject to the sole discretion of the Board (without the participation of such Director), the petition for a withdrawal is approved, the distribution shall be made within 30 days of the date of approval by the Board (without the participation of such Director). For purposes of this Plan, “Financial Emergency” shall mean a severe financial hardship to the Director resulting from an illness or accident of the Director, the Director’s spouse, or a dependent (as defined in Section 152 of the Internal Revenue Code of 1986, as amended (the “Code”), without regard to Sections 152(b)(1), 152(b)(2) and 152(d)(1)(B)) of the Director, loss of the Director’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Director.

7. Directors Who Are Specified Employees. Notwithstanding any other provision of this Plan, if any stock of the Corporation or any affiliate is publicly traded on an established securities market or otherwise, and payment of benefits under this Plan to a Director who is a “Specified Employee” (as defined below) would be deemed to be on account of his separation from service under Section 409A of the Code, no payments shall be made to such Specified

Employee within six months after such Specified Employee’s separation from service (or, if earlier, the date of his death). Any amounts subject to delayed payment under the preceding sentence shall be paid on the first business day after the expiration of such six-month period, together with any earnings accrued in the Director’s Account on such amounts during such six-month period. This Section 7 is intended to comply with the requirements of Section 409A of the Code and shall be interpreted accordingly. For purposes of this Plan, the term “Specified Employee” shall mean a Specified Employee of the Corporation or any affiliate, as defined in Treasury Regulations Section 1.409A-1(i).

8. Effective Date. This Plan shall become effective at the Effective Time.

9. Shares Issuable. The maximum number of Shares which may be issued pursuant to this Plan is 1,000,000 plus the number of full and fractional Shares covered by the Assumed Rights.

10. Miscellaneous.

(a) The right of a Director to receive any amount in the Director’s Account shall not be transferable or assignable by the Director, except by a beneficiary designation under Section 5, by will or by the laws of descent and distribution, or pursuant to a qualified domestic relations order as defined by the Code, or Title I of the Employee Retirement Income Security Act, as amended, or the rules thereunder, and no part of such amount shall be subject to attachment or other legal process.

(b) The Corporation shall not be required to reserve or otherwise set aside funds or Shares for the payment of its obligations hereunder. The Corporation shall make available as and when required a sufficient number of Shares to meet the needs of the Plan, either by the issuance of new shares of the common stock of the Corporation, or the purchase of Shares on the open market or through private purchases, as the Corporation may determine.

(c) The establishment and maintenance of, or allocation and credits, to the Director’s Account shall not vest in the Director or his beneficiary any right, title or interest in and to any specific assets of the Corporation. A Director shall not have any dividend or voting rights or any other rights of a stockholder (except as expressly set forth in Section 3 with respect to dividends and as provided in subparagraph (g) below) until the Shares credited to a Director’s Account are distributed. The rights of a Director to receive payments under this Plan shall be no greater than the right of an unsecured general creditor of this Corporation.

(d) The Plan shall be administered by the Board. The Board shall have the full discretion and power to interpret provisions of the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, to compute amounts to be credited to and distributed from Directors’ Accounts, and to make all other determinations it deems necessary or advisable to administer the Plan, with all such determinations being final and binding; provided, however, that the Board will not have the power to take any action relating to eligibility for participation in the Plan or the number of Shares to be issued to each participating Director.

(e) The Board may at any time terminate the Plan or amend the Plan in any manner it deems advisable and in the best interests of the Corporation; provided, however, that (i) no amendment or termination shall impair the rights of a Director with respect to amounts then credited to the Director’s Account, and (ii) no amendment or termination shall accelerate or defer any payments or distributions that would have been made under the Plan if it had not been amended or terminated, except to the extent that such acceleration or deferral could be made without subjecting the Directors to additional taxes under Section 409A of the Code.

(f) Each Director participating in the Plan will receive an annual statement indicating the amount of cash and number of Shares credited to the Director’s Account as of the end of the preceding calendar year.

(g) If adjustments are made to outstanding shares of Shares, or if outstanding shares of Shares are converted into or exchanged for, other securities or property, as a result of stock dividends, stock splits, reverse stock splits, recapitalizations, reclassifications, mergers, split-ups, reorganizations, consolidations and the like, an appropriate adjustment (as determined in good faith by the Board) will also be made in the number and kind of shares or property credited to the Director’s Account, so that, when distributions are made pursuant to this Plan, the Director will receive the number and kind of securities or property to which a holder of Shares would have been entitled upon such event. In addition, if outstanding Shares are converted into or exchanged for another security, all references to “Shares” in this Plan shall be deemed to be references to such other security.

(h) The name of the Plan shall be the “Pinnacle Entertainment, Inc. Directors Deferred Compensation Plan.”

(i) Subject to the Employee Retirement Income Security Act of 1974, as amended, the provisions of this Plan shall be construed and interpreted according to the internal laws of the State of Delaware without regard to its conflicts of law principles.